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                                  Law Offices
                          SCHREEDER, WHEELER & FLINT
                             The Candler Building
                                Sixteenth Floor
                          187 Peachtree Street, N.E.
                         Atlanta, Georgia  30303-1845
                                   ---------
                                (404) 681-3450
                          TELECOPIER: (404) 681-1046


                                April 21, 1995




Jonathan S. Waller, Esq.                            Fax 312-454-0335
Rosenberg & Liebentritt                             ----------------
Two North Riverside Plaza, Suite 1515                 MAIL ORIGINAL
Chicago, Illinois 60606                               -------------


     Re: Real Estate Sale Agreement, dated March 22, 1995, for
         TuckerStone Land and Buildings, DeKalb County, Georgia

Dear Mr. Waller:

    We would like to propose the following Amendments to the Agreement in order to clarify and fix the dates for the Review Period and closing:

1. The Review Period defined in Subsection 8(B) of the Agreement, shall be extended until May 17, 1995. This would supersede the provision for an Extended Review Period in Subsection 8(C), which is hereby deleted.

2.  The Closing Date is revised to be June 16, 1995.

    Please advise if these changes are acceptable to First Capital Income Properties, Ltd. - Series VIII. If so, sign and return a copy of this letter, and this letter will constitute an amendment to the Agreement.


                               Sincerely yours,


                               /s/ Warren O. Wheeler
                               Warren O. Wheeler
                               Attorney for and on behalf of D & B
                               No. 3, Purchaser

Agreed for Seller:


J. S. Waller, attorney for Seller
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